GE ANNOUNCES SECOND QUARTER 2019 RESULTS

•	Total orders of $28.7 billion, down 4%; organic orders up 4%; total revenues (GAAP) of $28.8 billion, down 1%; Industrial segment organic revenues (non-GAAP) of $27.7 billion, up 7%

•	GE Industrial profit margin (GAAP) of (1.3)%; adjusted GE Industrial profit margin (non-GAAP) of 7.6%

•	Continuing EPS (GAAP) of $(0.03); adjusted EPS (non-GAAP) of $0.17, including $0.06 benefit from tax audit resolution

•	Non-cash goodwill impairment charge of $744 million pre-tax related to Grid Solutions equipment and services, resulting in $(0.09) impact to continuing EPS (GAAP)

•	GE CFOA (GAAP) of $42 million; adjusted GE Industrial free cash flows (non-GAAP) of $(1.0) billion

•	Increasing 2019 outlook for Industrial segment organic revenues growth to the mid-single-digit range, adjusted EPS to $0.55 - $0.65, and GE Industrial free cash flows to $(1) - $1 billion

BOSTON - July 31, 2019 - GE (NYSE:GE) announced results today for the second quarter ending June 30, 2019.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “We made steady progress on our strategic priorities in the second quarter. Our top-line growth was solid, and Power made meaningful improvements on fixed cost reduction and project execution. Margins contracted due to declines in Power, Renewable Energy, and to a lesser extent Aviation, with the first half of 2019 in line with our full-year outlook. We also moved our Grid Solutions equipment and services business to Renewable Energy to offer end-to-end clean energy solutions and moved our Grid Solutions software business to Digital, which resulted in a non-cash goodwill impairment charge.”

Culp continued, “Due to improvements at Power, lower restructuring and interest, higher earnings, and better visibility at the half, we are raising our full-year outlook for Industrial segment organic revenues, adjusted EPS, and Industrial free cash flows, and we are holding our margin guidance. We will continue to take planned actions to improve our businesses and monitor some market headwinds, and we remain focused on driving continuous improvement and delivering for our customers. I am encouraged by our team’s progress and dedication to date.”

During the second quarter, GE continued to take action to improve its financial position and strengthen its businesses. As previously reported, the Company sold down its stake in Wabtec Corporation from ~25% to ~12%, resulting in $1.8 billion of cash proceeds. GE Capital reduced external debt by $2 billion, and as a part of its asset reduction plan, reduced assets by more than $500 million.

	Three months ended June 30			Six months ended June 30
(Dollars in millions; per-share amounts in dollars and diluted)	2019	2018	Year on Year	2019	2018	Year on Year
GAAP Metrics
GE Cash From Operating Activities (GE CFOA)	$42	$268	(84)%	$(842)	$(850)	1%
Continuing EPS	(0.03)	0.08	U	0.07	0.11	(36)%
Net EPS	(0.01)	0.07	U	0.40	(0.07)	F
Total Revenues	28,831	29,162	(1)%	56,117	56,950	(1)%
GE Industrial Profit Margin	(1.3)%	4.6%	(590) bps	1.7%	3.5%	(180) bps
Non-GAAP Metrics
Adjusted GE Industrial Free Cash Flows (FCF)-a)	$(993)	$316	U	$(2,209)	$(1,440)	(53)%
Adjusted EPS-b)	0.17	0.18	(6)%	0.31	0.33	(6)%
GE Industrial Segment Organic Revenues	27,688	25,769	7%	53,745	50,591	6%
Adjusted GE Industrial Operating Profit-c)	2,032	2,762	(26)%	4,271	5,377	(21)%
Adjusted GE Industrial Profit Margin-c)	7.6%	10.2%	(260) bps	8.2%	10.1%	(190) bps

-a)	Excludes deal taxes and GE Pension Plan funding, and with BHGE on a dividend basis

-b)	Excludes non-operating benefit costs, gains (losses), restructuring and other charges, goodwill impairment, and tax reform enactment

-c)	Excludes interest and other financial charges, non-op benefit costs, gains (losses), restructuring & other charges, and goodwill impairment
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 8-14 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$4,916	$6,282	(22)%	$8,578	$10,740	(20)%
Revenues	4,681	6,261	(25)%	9,298	12,209	(24)%
Segment Profit/(Loss)	117	410	(71)%	228	654	(65)%
Segment Profit/(Loss) Margin	2.5%	6.5%	(400) bps	2.5%	5.4%	(290) bps
Orders of $4.9 billion were down 22% reported and up 2% organically. Gas Power orders were up 27% reported and 28% organically, including orders for 16 heavy-duty gas turbines and 4 aeroderivative units, and Power Portfolio orders were down 62% reported and 32% organically, largely driven by Steam Power Systems order timing. Revenues of $4.7 billion fell 25% reported and 5% organically*. Segment profit of $117 million was down 71% reported and 69% organically*. Gas Power revenues and margins declined, principally driven by lower volume and mix. Gas Power fixed costs* were down 10% from the same period last year. The team continues to focus on reducing cost and improving operations.

Renewable Energy

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$3,676	$2,714	35%	$7,187	$6,150	17%
Revenues	3,627	2,883	26%	6,165	5,722	8%
Segment Profit/(Loss)	(184)	85	U	(371)	196	U
Segment Profit/(Loss) Margin	(5.1)%	2.9%	(800) bps	(6.0)%	3.4%	(940) bps
Orders of $3.7 billion were up 35% reported and 38% organically, with onshore orders up 87% reported driven by North America. Revenues of $3.6 billion were up 26% reported and 33% organically*. Segment profit of negative $184 million was driven by joint venture consolidation, higher losses on legacy contracts, challenging Onshore project execution in Asia Pacific, increased R&D investment, tariffs, and pricing, partially offset by cost productivity and strong volume. Renewable Energy's two major new products—Cypress in onshore and Haliade-X in offshore—continue to progress toward commercialization, with Cypress securing launch orders in the first half and Haliade-X undergoing blade testing.

Aviation

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$8,571	$9,521	(10)%	$17,278	$17,635	(2)%
Revenues	7,877	7,519	5%	15,831	14,631	8%
Segment Profit/(Loss)	1,385	1,475	(6)%	3,046	3,078	(1)%
Segment Profit/(Loss) Margin	17.6%	19.6%	(200) bps	19.2%	21.0%	(180) bps
Orders of $8.6 billion were down 10% reported and 9% organically with equipment down 24% and services up 3% reported. Revenues of $7.9 billion grew 5% reported and 6% organically* with equipment revenues up 4% reported driven by commercial engines, partially offset by military. We shipped 437 LEAP engines in the second quarter of 2019 vs. 250 in the prior year, and backlog grew 9% sequentially, to $244 billion, driven in part by wins at the Paris Air Show. Segment profit of $1.4 billion was down 6% reported, driven by engine mix from the introduction of the Passport engine and continued transition from CFM to LEAP, as well as charges related to uncertainty of collections for a customer and additional cost for the GE9X certification. GE continues to work closely with Boeing to actively manage our engine production while the 737 MAX fleet remains grounded.

Healthcare

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$5,203	$5,320	(2)%	$10,135	$10,052	1%
Revenues	4,934	4,978	(1)%	9,616	9,680	(1)%
Segment Profit/(Loss)	958	926	3%	1,740	1,660	5%
Segment Profit/(Loss) Margin	19.4%	18.6%	80 bps	18.1%	17.1%	100 bps
Orders of $5.2 billion were down 2% reported and up 3% organically, with Healthcare Systems down 2% and Life Sciences up 8% reported. Revenues of $4.9 billion were down 1% reported and up 4% organically*; Healthcare Systems was up, with strength in Europe offset by China and North America, and Life Sciences was up. Segment profit of $958 million was up 3% reported and 9% organically* driven by volume and cost productivity, partially offset by inflation, tariffs, and program investments.

*Non-GAAP Financial Measure

Oil & Gas

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$6,514	$6,043	8%	$12,209	$11,275	8%
Revenues	5,953	5,554	7%	11,569	10,939	6%
Adjusted Segment Profit-a)	217	222	(2)%	439	402	9%
Adjusted Segment Profit Margin-a)	3.6%	4.0%	(40) bps	3.8%	3.7%	10	bps

-a)
Excluded gains, restructuring and other charges; O&G segment profit including these items was $82 million for the three months ended June 30, 2019 and $73 million for the three months ended June 30, 2018; and $245 million for the six months ended June 30, 2019 and $(70) million for the six months ended June 30, 2018.

BHGE is releasing its financial results this morning. Orders of $6.5 billion were up 8% reported and 11% organically. Revenues of $6.0 billion were up 7% reported and 11% organically*. Adjusted segment profit* of $217 million was down 2% reported and up 5% organically*. Cash distributions from BHGE to GE in the quarter totaled approximately $94 million.

GE Capital

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Capital continuing operations	$(89)	$(207)	57%	$46	$(422)	F
Discontinued operations	238	(66)	F	273	(1,618)	F
GE Capital Earnings	148	(273)	F	319	(2,041)	F
Continuing operations generated a net loss of $89 million in the quarter. GE Capital ended the quarter with $121 billion of assets, including $12.5 billion of liquidity. Capital continuing earnings improved $118 million from the same period last year, primarily due to higher gains including the sale of an equity method investment at EFS, lower impairments, higher tax benefits and lower excess interest costs, partially offset by volume declines.

GE Capital completed asset reductions of more than $500 million in the quarter, totaling approximately $2 billion year to date, and remains on track to execute approximately $10 billion of asset reductions in 2019 to meet GE's two-year target of $25 billion. GE remains focused on shrinking and de-risking GE Capital, including improving its leverage profile, and expects to complete its annual Insurance premium deficiency testing and GECAS impairment review in the third quarter.

Outlook
2019
GE is adjusting its full-year 2019 outlook for the company, and it now expects:

GE Total Company	2019 Projected, March 2019	2019 Projected, July 2019 Update
Industrial Segment Organic Revenue* Growth	Low- to mid-single digits	Mid-single digits
Adjusted EPS*	$0.50 - $0.60	$0.55 - $0.65
Adjusted Industrial Free Cash Flows*	$(2) - 0 billion	$(1) - 1 billion
Adjusted GE Industrial Margin* Expansion	~Flat to up ~100 basis points	~Flat to up ~100 basis points
Restructuring (Industrial): Expense	$2.4 - 2.7 billion	$1.7 - 2.0 billion
Restructuring (Industrial): Cash	$2.0+ billion	$1.5+ billion

2020 / 2021
GE continues to expect adjusted Industrial free cash flow to be in positive territory in 2020 with further acceleration in 2021.

*Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Three months ended June 30	2019	2018	V%	2019	2018	V%	2019	2018	V%
Revenues
Sales of goods and services	$26,788	$27,151	(1)%	$26,833	$27,138	(1)%	$18	$31	(42)%
GE Capital revenues from services	2,043	2,011		—	—		2,303	2,398
Total revenues	28,831	29,162	(1)%	26,833	27,137	(1)%	2,321	2,429	(4)%
Costs and expenses
Cost of sales	21,817	21,749		21,334	21,202		526	571
Selling, general and administrative expenses	4,184	4,346		4,113	4,190		211	312
Interest and other financial charges	991	1,291		444	686		646	772
Insurance liabilities and annuity benefits	638	669		—	—		668	694
Goodwill impairments	744	—		744	—		—	—
Non-operating benefit costs	557	690		554	688		3	3
Other costs and expenses	167	66		6	(1)		178	79
Total costs and expenses	29,097	28,812	1%	27,194	26,764	2%	2,233	2,432	(8)%

Other income	(8)	886		(1)	866		—	—
GE Capital earnings (loss) from continuing operations	—	—		(89)	(207)		—	—

Earnings (loss) from continuing operations
before income taxes	(274)	1,236	U	(452)	1,032	U	88	(3)	F
Benefit (provision) for income taxes	148	(504)		137	(487)		11	(17)
Earnings (loss) from continuing operations	(126)	732	U	(315)	545	U	99	(20)	F
Earnings (loss) from discontinued
operations, net of taxes	231	(63)		231	(63)		238	(66)
Net earnings (loss)	104	669	(84)%	(84)	482	U	336	(86)	F
Less net earnings (loss) attributable to
noncontrolling interests	(23)	(132)		(23)	(133)		—	2
Net earnings (loss) attributable to the Company	127	800	(84)%	(61)	615	U	336	(88)	F
Preferred stock dividends	(188)	(185)		—	—		(188)	(185)
Net earnings (loss) attributable to
GE common shareowners	$(61)	$615	U	$(61)	$615	U	$148	$(273)	F
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$(126)	$732	U	$(315)	$545	U	$99	$(20)	F
Less net earnings (loss) attributable
to noncontrolling interests, continuing operations	(23)	(132)		(23)	(134)		—	2
Earnings (loss) from continuing operations
attributable to the Company	(103)	864	U	(291)	679	U	99	(22)	F
Preferred stock dividends	(188)	(185)		—	—		(188)	(185)
Earnings (loss) from continuing operations
attributable to GE common shareowners	(291)	679	U	(291)	679	U	(89)	(207)	57%
Earnings (loss) from discontinued
operations, net of taxes	231	(63)		231	(63)		238	(66)
Less net earnings (loss) attributable to
noncontrolling interests, discontinued operations	—	1		—	1		—	—
Net earnings (loss) attributable to GE
common shareowners	$(61)	$615	U	$(61)	$615	U	$148	$(273)	F
Per-share amounts - earnings (loss) from
continuing operations
Diluted earnings (loss) per share	$(0.03)	$0.08	U
Basic earnings (loss) per share	$(0.03)	$0.08	U
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.01)	$0.07	U
Basic earnings (loss) per share	$(0.01)	$0.07	U
Total average equivalent shares
Diluted	8,724	8,699	—%
Basic	8,724	8,688	—%
Dividends declared per common share	$0.01	$0.12	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Six months ended June 30	2019	2018	V%	2019	2018	V%	2019	2018	V%
Revenues
Sales of goods and services	$52,130	$53,153	(2)%	$52,242	$53,159	(2)%	$34	$63	(45)%
GE Capital revenues from services	3,987	3,797		—	—		4,514	4,539
Total revenues	56,117	56,950	(1)%	52,242	53,159	(2)%	4,548	4,602	(1)%
Costs and expenses
Cost of sales	42,170	42,659		41,310	41,614		1,026	1,121
Selling, general and administrative expenses	8,330	8,434		8,052	8,072		478	655
Interest and other financial charges	2,123	2,573		1,032	1,326		1,323	1,592
Insurance liabilities and annuity benefits	1,249	1,299		—	—		1,302	1,339
Goodwill impairments	744	—		744	—		—	—
Non-operating benefit costs	1,123	1,376		1,115	1,369		8	7
Other costs and expenses	248	186		6	(2)		277	212
Total costs and expenses	55,986	56,527	(1)%	52,259	52,379	—%	4,413	4,926	(10)%

Other income	870	1,091		883	1,057		—	—
GE Capital earnings (loss) from continuing operations	—	—		46	(422)		—	—

Earnings (loss) from continuing operations
before income taxes	1,001	1,513	(34)%	912	1,415	(36)%	135	(324)	F
Benefit (provision) for income taxes	(74)	(454)		(213)	(576)		139	122
Earnings (loss) from continuing operations	926	1,060	(13)%	699	840	(17)%	273	(202)	F
Earnings (loss) from discontinued
operations, net of taxes	2,823	(1,504)		2,823	(1,504)		273	(1,618)
Net earnings (loss)	3,749	(444)	F	3,522	(664)	F	547	(1,821)	F
Less net earnings (loss) attributable to
noncontrolling interests	34	(98)		33	(96)		—	(2)
Net earnings (loss) attributable to the Company	3,716	(347)	F	3,488	(568)	F	547	(1,819)	F
Preferred stock dividends	(228)	(222)		—	—		(228)	(222)
Net earnings (loss) attributable to
GE common shareowners	$3,488	$(568)	F	$3,488	$(568)	F	$319	$(2,041)	F
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$926	$1,060	(13)%	$699	$840	(17)%	$273	$(202)	F
Less net earnings (loss) attributable
to noncontrolling interests, continuing operations	36	(102)		36	(100)		—	(2)
Earnings (loss) from continuing operations
attributable to the Company	891	1,161	(23)%	663	940	(29)%	273	(201)	F
Preferred stock dividends	(228)	(222)		—	—		(228)	(222)
Earnings (loss) from continuing operations
attributable to GE common shareowners	663	940	(29)%	663	940	(29)%	46	(422)	F
Earnings (loss) from discontinued
operations, net of taxes	2,823	(1,504)		2,823	(1,504)		273	(1,618)
Less net earnings (loss) attributable to
noncontrolling interests, discontinued operations	(2)	4		(2)	4		—	—
Net earnings (loss) attributable to GE
common shareowners	$3,488	$(568)	F	$3,488	$(568)	F	$319	$(2,041)	F
Per-share amounts - earnings (loss) from
continuing operations
Diluted earnings (loss) per share	$0.07	$0.11	(36)%
Basic earnings (loss) per share	$0.08	$0.11	(27)%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.40	$(0.07)	F
Basic earnings (loss) per share	$0.40	$(0.07)	F
Total average equivalent shares
Diluted	8,730	8,694	—%
Basic	8,716	8,686	—%
Dividends declared per common share	$0.02	$0.24	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Revenues(a)
Power	$4,681	$6,261	(25)%	$9,298	$12,209	(24)%
Renewable Energy	3,627	2,883	26%	6,165	5,722	8%
Aviation	7,877	7,519	5%	15,831	14,631	8%
Healthcare	4,934	4,978	(1)%	9,616	9,680	(1)%
Oil & Gas	5,953	5,554	7%	11,569	10,939	6%
Total industrial segment revenues	27,071	27,195	—%	52,479	53,181	(1)%
Capital	2,321	2,429	(4)%	4,548	4,602	(1)%
Total segment revenues	29,392	29,623	(1)%	57,027	57,783	(1)%
Corporate items and eliminations(a)(b)	(561)	(462)	(21)%	(910)	(833)	(9)%
Consolidated revenues	$28,831	$29,162	(1)%	$56,117	$56,950	(1)%
Segment profit (loss)(a)
Power	$117	$410	(71)%	$228	$654	(65)%
Renewable Energy	(184)	85	U	(371)	196	U
Aviation	1,385	1,475	(6)%	3,046	3,078	(1)%
Healthcare	958	926	3%	1,740	1,660	5%
Oil & Gas	82	73	12%	245	(70)	F
Total industrial segment profit	2,359	2,969	(21)%	4,887	5,518	(11)%
Capital	(89)	(207)	57%	46	(422)	F
Total segment profit (loss)	2,270	2,762	(18)%	4,933	5,095	(3)%
Corporate items and eliminations(a)(b)	(956)	(222)	U	(1,165)	(886)	(31)%
GE goodwill impairments	(744)	—	—%	(744)	—	—%
GE interest and other financial charges	(444)	(686)	35%	(1,032)	(1,326)	22%
GE non-operating benefit costs	(554)	(688)	19%	(1,115)	(1,369)	19%
GE benefit (provision) for income taxes	137	(487)	F	(213)	(576)	63%
Earnings (loss) from continuing operations attributable to GE common shareowners	(291)	679	U	663	940	(29)%
Earnings (loss) from discontinued operations, net of taxes	231	(63)	F	2,823	(1,504)	F
Less net earnings attributable to noncontrolling interests, discontinued operations	—	1	(100)%	(2)	4	U
Earnings (loss) from discontinued operations, net of tax and noncontrolling interests	231	(64)	F	2,825	(1,508)	F
Consolidated net earnings (loss) attributable to GE common shareowners	$(61)	$615	U	$3,488	$(568)	F

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges (with the exception of Oil & Gas), the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation, Healthcare and Oil & Gas; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Industrial segment revenues and profit include the sum of our five industrial reporting segments without giving effect to the elimination of transactions among such segments and between these segments and our financial services segment. Total segment revenues and profit include the sum of our five industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

(b)	Effective the first quarter of 2019, Corporate items and eliminations includes the results of our Lighting segment for all periods presented.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		Financial Services (GE Capital)
	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,
(Dollars in billions)	2019	2018	2019	2018	2019	2018
Assets
Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$71.4	$68.7	$22.1	$20.9	$49.3	$47.9
Current receivables	20.2	19.5	16.9	15.1	—	—
Financing receivables – net	3.4	7.7	—	—	8.2	13.6
Inventories	20.0	18.4	20.0	18.4	—	—
Property, plant & equipment - net	49.9	49.8	20.4	21.1	30.0	29.5
Operating lease right-of-use-assets	3.9	—	4.1	—	0.3	—
Receivable from GE Capital(e)(f)	—	—	21.2	22.5	—	—
Investment in GE Capital	—	—	13.5	11.4	—	—
Goodwill & intangible assets	68.9	76.6	67.8	75.5	1.1	1.1
Contract assets	19.2	19.2	19.2	19.2	—	—
Other assets	41.9	38.7	20.7	20.4	28.6	27.1
Assets of businesses held for sale	9.2	1.6	9.0	1.5	—	—
Assets of discontinued operations	4.2	9.3	0.1	4.6	4.1	4.6
Total assets	$312.1	$309.6	$234.9	$230.5	$121.5	$123.9
Liabilities and equity
Borrowings(d)(f)	$105.8	$109.9	$31.8	$32.3	$40.0	$43.0
Borrowings assumed by GE(e)	—	—	35.0	36.3	21.2	22.5
Operating lease liabilities	4.1	—	4.3	—	0.2	—
Insurance liabilities and annuity benefits	38.1	35.6	—	—	38.6	36.0
Non-current compensation and benefits	32.7	33.8	32.1	32.9	0.6	0.9
Other liabilities	73.5	74.4	74.0	74.9	7.0	8.3
Liabilities of businesses held for sale	1.5	0.7	1.5	0.7	—	—
Liabilities of discontinued operations	0.4	3.7	0.1	1.9	0.3	1.8
GE shareowners' equity	35.8	31.0	35.8	31.0	13.5	11.4
Noncontrolling interests	20.3	20.5	20.3	20.5	—	—
Total liabilities and equity	$312.1	$309.6	$234.9	$230.5	$121.5	$123.9

(a)	Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.

(b)
GE Capital cash, cash equivalents and restricted cash totaled $11.9 billion at June 30, 2019 (excluding $0.6 billion classified within discontinued operations), including $0.9 billion which was subject to regulatory restrictions, primarily in insurance entities. Included in our credit facilities is an unused $20.0 billion back-up syndicated credit facility extended by 36 banks, expiring in 2021, and an unused $14.8 billion syndicated credit facility extended by six banks, expiring in 2020. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.7 billion and $0.5 billion at June 30, 2019 and December 31, 2018, respectively. GE restricted cash was $0.7 billion and $0.5 billion at June 30, 2019 and December 31, 2018, respectively, and GE Capital restricted cash was an insignificant amount at June 30, 2019 and December 31, 2018, respectively.

(d)
GE borrowings includes commercial paper of $3.0 billion at both June 30, 2019 and December 31, 2018. GE Capital borrowings includes commercial paper of zero and an insignificant amount at June 30, 2019 and December 31, 2018, respectively.

(e)
At June 30, 2019, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $35.0 billion, for which GE has an offsetting receivable from GE Capital of $21.2 billion. The difference of $13.7 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At June 30, 2019, total GE borrowings is comprised of GE-issued borrowings of $31.8 billion and the $13.7 billion of borrowings from GE Capital as described in note (e) above for a total of $45.6 billion (including $6.3 billion BHGE borrowings).

Amounts may not add due to rounding

"GE Capital" means the adding together of all affiliates of GE Capital giving effect to the elimination of transactions among such affiliates. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses, and increases period-to-period comparability. In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial segment organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial segment organic profit; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), and (4) cash flows, specifically GE Industrial Free Cash Flows (FCF) and Adjusted GE Industrial FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2019	2018	V%	2019	2018	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	$(291)	$679	U	$663	$940	(29)%
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(89)	(207)		46	(422)
GE Industrial earnings (loss) (Non-GAAP)	(202)	886	U	617	1,362	(55)%
Non-operating benefits costs (pre-tax) (GAAP)	(554)	(688)		(1,115)	(1,369)
Tax effect on non-operating benefit costs	116	144		234	287
Less: non-operating benefit costs (net of tax)	(437)	(543)		(881)	(1,081)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(196)	329		169	263
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	16	(129)		52	(105)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(179)	200		221	158
Restructuring & other (pre-tax)	(382)	(610)		(681)	(1,139)
Tax effect on restructuring & other(a)	88	(79)		144	55
Less: restructuring & other (net of tax)	(295)	(689)		(538)	(1,084)
Goodwill impairments (pre-tax)	(744)	—		(744)	—
Tax effect on goodwill impairments(a)	(55)	—		(55)	—
Less: goodwill impairments (net of tax)	(799)	—		(799)	—
Unrealized gains (losses)	(51)	266		(38)	266
Tax on unrealized gains (losses)	11	(56)		8	(56)
Less: unrealized gains (losses)	(40)	210		(30)	210
Less: GE Industrial U.S. tax reform enactment adjustment	—	(24)		(101)	(55)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,549	$1,732	(11)%	$2,745	$3,215	(15)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(89)	(207)	57%	46	(422)	F
Less: GE Capital U.S. tax reform enactment adjustment	—	—		99	(45)
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(89)	$(207)	57%	$(53)	$(377)	86%

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,549	$1,732	(11)%	$2,745	$3,215	(15)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(89)	(207)	57%	(53)	(377)	86%
Adjusted earnings (loss) (Non-GAAP)	$1,460	$1,525	(4)%	$2,692	$2,838	(5)%

(a) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
	2019	2018	V%	2019	2018	V%

Consolidated EPS from continuing operations attributable to GE common shareowners (GAAP)	$(0.03)	$0.08	U	0.07	0.11	(36)%
Less: GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.01)	(0.02)		0.01	(0.05)
GE Industrial EPS (Non-GAAP)	$(0.02)	$0.10	U	$0.07	$0.16	(56)%
Non-operating benefits costs (pre-tax) (GAAP)	(0.06)	(0.08)		(0.13)	(0.16)
Tax effect on non-operating benefit costs	0.01	0.02		0.03	0.03
Less: non-operating benefit costs (net of tax)	(0.05)	(0.06)		(0.10)	(0.12)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(0.02)	0.04		0.02	0.03
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	—	(0.01)		0.01	(0.01)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(0.02)	0.02		0.03	0.02
Restructuring & other (pre-tax)	(0.04)	(0.07)		(0.08)	(0.13)
Tax effect on restructuring & other(a)	0.01	(0.01)		0.02	0.01
Less: restructuring & other (net of tax)	(0.03)	(0.08)		(0.06)	(0.12)
Goodwill impairments (pre-tax)	(0.09)	—		(0.09)	—
Tax effect on goodwill impairments(a)	(0.01)	—		(0.01)	—
Less: goodwill impairments (net of tax)	(0.09)	—		(0.09)	—
Unrealized gains (losses)	(0.01)	0.03		—	0.03
Tax on unrealized gains (losses)	—	(0.01)		—	(0.01)
Less: unrealized gains (losses)	—	0.02		—	0.02
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(0.01)	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$0.18	$0.20	(10)%	$0.31	$0.37	(16)%

GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.01)	(0.02)	50%	0.01	(0.05)	F
Less: GE Capital U.S. tax reform enactment adjustment	—	—		0.01	(0.01)
Adjusted GE Capital EPS (Non-GAAP)	$(0.01)	$(0.02)	50%	$(0.01)	$(0.04)	75%

Adjusted GE Industrial EPS (Non-GAAP)	$0.18	$0.20	(10)%	$0.31	$0.37	(16)%
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.01)	(0.02)	50%	(0.01)	(0.04)	75%
Adjusted EPS (Non-GAAP)(b)	$0.17	$0.18	(6)%	$0.31	$0.33	(6)%

(a) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.
(b) Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe that the retained costs in Adjusted earnings and EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2019. We believe that presenting Adjusted Industrial earnings and EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN (EXCLUDING CERTAIN ITEMS) (NON-GAAP)	Three months ended June 30		Six months ended June 30
(Dollars in millions)	2019	2018	2019	2018

GE Industrial revenues (GAAP)	$26,833	$27,137	$52,242	$53,159

Costs
GE Industrial costs and expenses (GAAP)	$27,194	$26,764	$52,259	$52,379
Less: GE interest and other financial charges	444	686	1,032	1,326
Less: non-operating benefit costs	554	688	1,115	1,369
Less: restructuring & other	382	610	690	1,270
Less: goodwill impairments	744	—	744	—
Add: noncontrolling interests	(23)	(134)	36	(100)
Adjusted GE Industrial costs (Non-GAAP)	$25,047	$24,646	$48,714	$48,314

Other Income
GE other income (GAAP)	$(1)	$866	$883	$1,057
Less: unrealized gains (losses)	(51)	266	(38)	266
Less: restructuring & other	—	—	9	(3)
Less: gains (losses) and impairments for disposed or held for sale businesses	(196)	329	169	263
Adjusted GE other income (Non-GAAP)	$246	$270	$743	$532

GE Industrial profit (GAAP)	$(362)	$1,239	$866	$1,838
GE Industrial profit margin (GAAP)	(1.3)%	4.6%	1.7%	3.5%

Adjusted GE Industrial profit (Non-GAAP)	$2,032	$2,762	$4,271	$5,377
Adjusted GE Industrial profit margin (Non-GAAP)	7.6%	10.2%	8.2%	10.1%

We believe that GE Industrial profit and profit margins adjusted for the items included in the above reconciliation are meaningful measures because they increase the comparability of period-to-period results.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenue			Segment profit (loss)			Profit margin
Three months ended June 30 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$4,681	$6,261	(25)%	$117	$410	(71)%	2.5%	6.5%	(4)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	(4)	1,144		—	85
Less: foreign currency effect	(165)	—		17	—
Power organic (Non-GAAP)	$4,849	$5,117	(5)%	$100	$325	(69)%	2.1%	6.4%	(4.3)pts

Renewable Energy (GAAP)	$3,627	$2,883	26%	$(184)	$85	U	(5.1)%	2.9%	(8)pts
Less: acquisitions	1	—		2	—
Less: business dispositions	—	—		—	(2)
Less: foreign currency effect	(197)	—		23	—
Renewable Energy organic (Non-GAAP)	$3,823	$2,883	33%	$(208)	$87	U	(5.4)%	3.0%	(8.4)pts

Aviation (GAAP)	$7,877	$7,519	5%	$1,385	$1,475	(6)%	17.6%	19.6%	(2)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	105		—	13
Less: foreign currency effect	(8)	—		9	—
Aviation organic (Non-GAAP)	$7,885	$7,413	6%	$1,376	$1,462	(6)%	17.5%	19.7%	(2.2)pts

Healthcare (GAAP)	$4,934	$4,978	(1)%	$958	$926	3%	19.4%	18.6%	0.8pts
Less: acquisitions	19	—		(6)	—
Less: business dispositions	—	108		(10)	30
Less: foreign currency effect	(136)	—		2	—
Healthcare organic (Non-GAAP)	$5,051	$4,870	4%	$972	$895	9%	19.2%	18.4%	0.8pts

Oil & Gas (GAAP)	$5,953	$5,554	7%	$82	$73	12%	1.4%	1.3%	0.1pts
Less: restructuring & other (GE share)				(135)	(148)
Adjusted Oil & Gas (Non-GAAP)	5,953	5,554	7%	217	222	(2)%	3.6%	4.0%	(0.4)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	4	68		—	10
Less: foreign currency effect	(131)	—		(5)	—
Adjusted Oil & Gas organic (Non-GAAP)	$6,080	$5,486	11%	$223	$212	5%	3.7%	3.9%	(0.2)pts

GE Industrial segment (GAAP)	27,071	27,195	—%	2,359	2,969	(21)%	8.7%	10.9%	(2)pts
Less: restructuring & other (GE share)				(135)	(148)
Adjusted GE Industrial segment (Non-GAAP)	27,071	27,195	—%	2,494	3,117	(20)%	9.2%	11.5%	(2.3)pts
Less: acquisitions	20	—		(4)	—
Less: business dispositions	—	1,426		(10)	136
Less: foreign currency effect	(637)	—		46	—
GE Industrial segment organic (Non-GAAP)	27,688	25,769	7%	2,463	2,981	(17)%	8.9%	11.6%	(3)pts

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenue			Segment profit (loss)			Profit margin
Six months ended June 30 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$9,298	$12,209	(24)%	$228	$654	(65)%	2.5%	5.4%	(2.9)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	5	2,156		(4)	160
Less: foreign currency effect	(376)	—		37	—
Power organic (Non-GAAP)	$9,668	$10,053	(4)%	$194	$494	(61)%	2.0%	4.9%	(2.9)pts

Renewable Energy (GAAP)	$6,165	$5,722	8%	$(371)	$196	U	(6.0)%	3.4%	(9.4)pts
Less: acquisitions	2	—		6	—
Less: business dispositions	—	—		—	(2)
Less: foreign currency effect	(369)	—		48	—
Renewable Energy organic (Non-GAAP)	$6,532	$5,722	14%	$(425)	$198	U	(6.5)%	3.5%	(10)pts

Aviation (GAAP)	$15,831	$14,631	8%	$3,046	$3,078	(1)%	19.2%	21.0%	(1.8)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	105		—	14
Less: foreign currency effect	(16)	—		19	—
Aviation organic (Non-GAAP)	$15,846	$14,526	9%	$3,027	$3,063	(1)%	19.1%	21.1%	(2)pts

Healthcare (GAAP)	$9,616	$9,680	(1)%	$1,740	$1,660	5%	18.1%	17.1%	1pts
Less: acquisitions	40	—		(10)	—
Less: business dispositions	—	217		(43)	51
Less: foreign currency effect	(270)	—		—	—
Healthcare organic (Non-GAAP)	$9,847	$9,463	4%	$1,793	$1,609	11%	18.2%	17.0%	1.2pts

Oil & Gas (GAAP)	$11,569	$10,939	6%	$245	$(70)	F	2.1%	(0.6)%	2.7pts
Less: restructuring & other (GE share)				(194)	(473)
Adjusted Oil & Gas (Non-GAAP)	11,569	10,939	6%	439	402	9%	3.8%	3.7%	0.1pts
Less: acquisitions	—	—		—	—
Less: business dispositions	4	112		—	19
Less: foreign currency effect	(286)	—		(13)	—
Adjusted Oil & Gas organic (Non-GAAP)	$11,851	$10,827	9%	$452	$383	18%	3.8%	3.5%	0.3pts

GE Industrial segment (GAAP)	52,479	53,181	(1)%	4,887	5,518	(11)%	9.3%	10.4%	(1.1)pts
Less: restructuring & other (GE share)				(194)	(473)
Adjusted GE Industrial segment (Non-GAAP)	52,479	53,181	(1)%	5,081	5,990	(15)%	9.7%	11.3%	(1.6)pts
Less: acquisitions	41	—		(4)	—
Less: business dispositions	9	2,590		(46)	242
Less: foreign currency effect	(1,316)	—		91	—
GE Industrial segment organic (Non-GAAP)	53,745	50,591	6%	5,040	5,748	(12)%	9.4%	11.4%	(2.0)pts

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Gas Power total costs and expenses (GAAP)	$3,097	$3,108	—%	$6,266	$6,508	(4)%
Less: Gas Power variable costs (Non-GAAP)	2,325	2,251	3%	4,673	4,796	(3)%
Gas Power fixed costs (Non-GAAP)	$772	$856	(10)%	$1,593	$1,712	(7)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume.
Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND ADJUSTED GE INDUSTRIAL FCF (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2019	2018	V$	2019	2018	V$
GE CFOA (GAAP)	$42	$268	$(226)	$(842)	$(850)	$8
Add: gross additions to property, plant and equipment	(847)	(741)		(1,684)	(1,595)
Add: gross additions to internal-use software	(89)	(79)		(163)	(169)
Less: GE Pension Plan funding	—	(634)		—	(921)
Less: taxes related to business sales	(100)	(17)		(108)	(17)
GE Industrial Free Cash Flows (Non-GAAP)	$(794)	$98	$(893)	$(2,581)	$(1,675)	$(906)

Less: Oil & Gas CFOA	593	142		410	433
Less: Oil & Gas gross additions to property, plant and equipment	(283)	(226)		(568)	(399)
Less: Oil & Gas gross additions to internal-use software	(18)	(8)		(26)	(17)
Add: BHGE Class B shareholder dividend	94	125		188	253
Adjusted GE Industrial Free Cash Flows (Non-GAAP)	$(993)	$316	$(1,308)	$(2,209)	$(1,440)	$(768)

We believe that this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows. In addition, we report Adjusted GE Industrial Free Cash Flows* in order to provide a more fair representation of the cash that we are entitled to utilize in a given period. We also use Adjusted GE Industrial Free Cash Flows* as a performance metric at the company-wide level for our annual executive incentive plan.

2019 OPERATING FRAMEWORK: 2019 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2019 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of financial impacts related to our planned orderly separation of BHGE, the timing and magnitude of the mark-to-market of our investment in Wabtec, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2019 OPERATING FRAMEWORK: 2019 ADJUSTED GE INDUSTRIAL FREE CASH FLOWS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted GE Industrial Free Cash Flows* in 2019 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales and in particular the timing of the planned orderly separation of BHGE. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our expected financial performance, including cash flows, revenues, organic growth, margins and earnings; macroeconomic and market conditions; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE’s and GE Capital’s funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
our success in executing and completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced GE Industrial and GE Capital business or asset dispositions or other transactions, including the planned sale of our BioPharma business within our Healthcare segment and plans to exit our equity ownership positions in BHGE and Wabtec, the timing of closing for those transactions and the expected proceeds and benefits to GE;

•	our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations, the amount and timing of required capital contributions and related strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets;

•	the results of our annual GAAP premium deficiency testing for GE Capital’s run-off insurance operations, which we expect to be completed in the third quarter of 2019;

•
changes in macroeconomic conditions, particularly interest rates, as well as the value of stocks and other financial assets (including our equity ownership positions in BHGE and Wabtec), oil and other commodity prices and exchange rates;

•
market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular and cyclical pressures in our Power business, pricing and other pressures in the renewable energy market, conditions in China and other key markets, early aircraft retirements, and other shifts in the competitive landscape for our products and services;

•
operational execution by our businesses, including our ability to improve the operations and execution of our Power business, execution by our Renewable Energy business, and the continued strength of our Aviation business;

•
changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;

•	the impact of actual or potential failures of our products or our customers’ products, such as the fleet grounding of the Boeing 737 MAX, and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	the other factors that are described in "Forward-Looking Statements" in BHGE’s most recent earnings release or SEC filings; and

•	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Jennifer Erickson, 646.682.5620
jennifer.erickson@ge.com